UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On July 23, 2026, the Radoff-JEC Group issued the following press release after the close of business:

Radoff-JEC Group Urges Seer Stockholders to Vote “FOR” All Three of its Independent, Highly Qualified Nominees on the WHITE Proxy Card TODAY

All Three Independent Proxy Advisors Unanimously Recommend Stockholders Vote “FOR” Radoff-JEC Group Nominees, “WITHHOLD” Support on Seer Directors Terrance McGuire and Dipchand Nishar and Vote “AGAINST” the NOL Pill

Believes New, Independent Directors Are Required to Run a Credible, Transparent Review of Strategic Alternatives That Results in a Value-Maximizing Outcome for ALL Stockholders

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.7% of Seer, Inc.’s (NASDAQ: SEER) (“Seer” or the “Company”) outstanding common stock, today issued the following statement reminding their fellow stockholders to vote “FOR” the election of Howard H. Berman, Ph.D., Luis E. Rinaldini and Joshua S. Horowitz to Seer’s Board of Directors (the “Board”), “WITHHOLD” on incumbent directors Terrance McGuire, Dipchand Nishar and Omid Farokhzad, M.D., and “AGAINST” the ratification of the Tax Benefit Preservation Plan.

We believe stockholders are at the final fork in the road at Seer, with a vote for our nominees representing a path to value creation and a vote for the incumbent directors representing a continued path to more irreversible value destruction:

•	All three independent proxy advisors (Institutional Shareholder Services Inc., Glass, Lewis & Co., LLC and Egan-Jones Proxy Services) endorsed the Radoff-JEC Group’s case for urgent change at Seer.

•	Seer’s stock has declined by 97% since its 2020 IPO.

•	The Board rejected multiple premium acquisition proposals – including offers from both us and Chairman and CEO Omid Farokhzad, M.D. – without running a robust, transparent process, casting major doubt on its commitment to objectively maximizing stockholder value.

•	Only two members of Seer’s seven-member Board are sufficiently independent to serve on its Special Committee charged with evaluating Seer’s strategic alternatives. The two-member Special Committee has still not disclosed its independent financial and legal advisors.

•	The Board has allowed Seer to trade at a massive discount to net cash with no meaningful insider buying, repeatedly approved of dilutive equity grants and options repricing, and maintained multiple entrenchment devices to the detriment of stockholders.

•	Our nominees – Howard H. Berman, Ph.D., Luis E. Rinaldini and Joshua S. Horowitz – are truly independent and bring complementary life sciences, transaction and investor experience that can strengthen the Board’s objective oversight of strategy and capital allocation and ensure that all strategic alternatives are fully and fairly evaluated with stockholders’ best interests in mind.

As we have stated previously, we agree with Dr. Farokhzad that Seer has no future as a publicly traded company. We believe Seer should be sold to the highest bidder in a transaction that maximizes value for ALL stockholders – and we strongly believe that the only way to achieve a value-maximizing outcome is to elect truly independent and qualified directors who are capable of running a robust and transparent review of strategic alternatives.

***

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Support a Legitimate Strategic Review Process Aimed at Maximizing Value for ALL Seer Stockholders

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com.

Visit www.SaratogaProxy.com/SEER to learn more.

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com